Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

781-674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Year End 2013 Financial Results

Lexington, MA (March 31, 2014) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the year ended December 31, 2013 and provided an update on corporate activities.

“With the successful completion of our initial public offering last month, we are in a strong position to advance our product candidates and invest in our DCE Platform® to bring new compounds into development,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “Between our wholly owned programs and partnerships, we expect to have up to five product candidates in clinical development by the end of 2014, including at least two product candidates in Phase 2 clinical trials.”

Full Year 2013 Financial Results

Cash, cash equivalents and investments as of December 31, 2013, totaled $32.7 million as compared to $27.6 million as of December 31, 2012. In the first quarter of 2014, Concert announced the closing of its initial public offering, raising net proceeds of $83.1 million including the exercise of the underwriters’ overallotment option on March 3, 2014.

Revenue was $25.4 million for the year ended December 31, 2013, compared to $12.8 million for the year ended December 31, 2012. The increase in revenue was primarily due to license and research and development revenue of $17.0 million and $3.7 million recognized for the year ended December 31, 2013 in connection with collaborations entered into with Celgene Corporation and Jazz Pharmaceuticals, Inc., respectively, during 2013. Concert received upfront payments of $35.0 million and $4.0 million upon entering into these collaborations. In addition, Concert recognized $2.0 million of milestone revenue from Avanir Pharmaceuticals for the year ended December 31, 2013, based on positive data from a Phase 1 clinical trial of AVP-786.

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Concert Pharmaceuticals 2013 Financial Results, Page 2

Research and development expenses were $21.8 million for the year-ended December 31, 2013, compared to $24.2 million for the same period in 2012. The decrease in research and development expenses was primarily related to the completion of certain development activities relating to CTP-499, the company’s clinical candidate for the potential treatment of diabetic kidney disease.

General and administrative expenses were $8.0 million for the year ended December 31, 2013, compared to $7.3 million for the same period in 2012. The increase in general and administrative expenses was primarily related to compensation expenses associated with employee bonuses and other market research expenses.

For the year ended December 31, 2013, net loss was $6.1 million, or $4.99 per share, compared with a net loss of $20.4 million, or $16.15 per share, for the year ended December 31, 2012.

End of Year Cash Guidance

Based upon Concert’s current operating budget, the company expects that its cash, cash equivalents and investments as of December 31, 2013, together with the net proceeds from the initial public offering, will be sufficient to fund the Company into 2016.

Recent Business Highlights

Wholly Owned Programs

•	CTP-354 Potential Non-Sedating Treatment for Spasticity. In the first quarter of 2014, Concert initiated a Phase 1 multiple ascending dose study to evaluate the safety, tolerability and pharmacokinetics of multiple doses and formulations of CTP-354 in healthy volunteers. Concert also expects to evaluate GABAA receptor occupancy after repeated dosing of CTP-354 in the first half of 2014. Top-line Phase 1 clinical trial results are expected in the second half of 2014.

•	CTP-499 for Diabetic Kidney Disease. A preliminary analysis of the combined 48 week Phase 2 analysis showed that CTP-499 appeared to help protect kidney function in patients with rapidly progressing type 2 diabetic kidney disease. In particular, patients who received placebo experienced greater increases in serum creatinine and urine albumin than did patients treated with CTP-499. Increased serum creatinine is a marker of impaired kidney function while increased urine albumin is a marker of kidney tissue damage. Concert plans to report results for the first 48 weeks of the Phase 2 trial in the second quarter of 2014. Concert expects to request an end of Phase 2 meeting with the FDA in mid-2014 to discuss a potential registration pathway for CTP-499.

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Concert Pharmaceuticals 2013 Financial Results, Page 3

Partnered Programs

•	AVP-786 for Neurologic and Psychiatric Disorders. Avanir Pharmaceuticals selected treatment resistant major depressive disorder as its first clinical indication for AVP-786. In October 2013, Avanir reported its intent to file an Investigational New Drug Application (IND) and initiate a Phase 2 clinical trial in the second half of 2014.

•	JZP-386 for Narcolepsy. In December 2013, an Investigational Medicinal Product Dossier, or IMPD, was filed for JZP-386. The IMPD received approval in January 2014 allowing the conduct a Phase 1 clinical trial in Europe. In February 2014, Jazz Pharmaceuticals reported that it expects the Phase 1 clinical trial of JZP-386 to commence in 2014, following manufacturing of clinical material.

•	CTP-730 for Inflammatory Diseases. Concert and Celgene are initially focusing on the development of CTP-730 for inflammatory disease under a collaboration that has the potential to encompass multiple programs in both cancer and inflammatory diseases. Concert expects a Phase 1 clinical trial of CTP-730 to commence in 2014.

Corporate Highlights

•	Completion of Initial Public Offering. On February 19, 2014, Concert completed its initial public offering of common stock, raising net proceeds of $74.6 million. On March 3, 2014, underwriters exercised their option to purchase additional shares, resulting in net proceeds of $8.5 million.

•	Intellectual Property. During the fourth quarter of 2013, the U.S. Patent and Trademark Office awarded Concert seven new composition of matter patents. As of December 31, 2013, Concert held 100 issued patents worldwide, including 50 issued patents in the United States.

•	Executive Management Team. In January 2014, Concert appointed Ryan Daws as its Chief Financial Officer. Mr. Daws brings to Concert more than 15 years of capital markets and financial advisory experience in the biotechnology and healthcare industry.

•	Board of Directors. In March 2014, Concert appointed Wendell Wierenga, Ph.D. to its Board of Directors. Dr. Wierenga is a seasoned executive with broad experience across all aspects of research, drug discovery and drug development including clinical research, regulatory affairs, manufacturing, safety, and medical affairs. Over the course of his career, he has been involved in over 70 INDs, 15 NDAs and 16 marketed products.

Concert expects to host quarterly conference calls to discuss its financial results beginning with the reporting of its first quarter 2014 financial results.

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Concert Pharmaceuticals 2013 Financial Results, Page 4

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31,
	2013	2012
Revenue:
License and research and development revenue	$23,408	$11,349
Milestone revenue	2,000	1,500

Total revenue	25,408	12,849
Operating expenses:
Research and development	21,790	24,193
General and administrative	8,028	7,266

Total operating expenses	29,818	31,459

Loss from operations	(4,410)	(18,610)
Interest and other expense, net	(1,646)	(1,834)

Net loss	$(6,056)	$(20,444)

Accretion on redeemable convertible preferred stock	(396)	(388)

Net loss applicable to common stockholders	$(6,452)	$(20,832)

Net loss per share applicable to common stockholders—basic and diluted	$(4.99)	$(16.15)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	1,292	1,290

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	December 31,
	2013	2012
Cash and cash equivalents	$9,638	$7,490
Short-term investments, available for sale	23,039	20,067
Working capital	18,128	20,940
Total assets	39,773	33,129
Deferred revenue	19,631	2,750
Loan payable, net of discount	14,919	19,731
Redeemable convertible preferred stock	112,244	111,848
Total stockholders’ deficit	$(112,104)	$(106,687)

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Concert Pharmaceuticals 2013 Financial Results, Page 5

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The company is developing a broad pipeline targeting CNS disorders, renal disease, inflammation and cancer.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about clinical development of our therapeutic candidates and expectations regarding the sufficiency of our cash balance to fund operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014 and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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